Exhibit (a)(5)(O)

Corporate Contact:
Margarita Veniou
Chief Corporate Development, Governance &
Communications Officer and Board Secretary
Telephone: + 30-210-9470-100
Email: mveniou@dianashippinginc.com
Website: www.dianashippinginc.com
X: @Dianaship

Investor Relations Contact:
Nicolas Bornozis / Daniela Guerrero
Capital Link, Inc.
230 Park Avenue, Suite 1540
New York, N.Y. 10169
Tel.: (212) 661-7566
Email: diana@capitallink.com

Bruce Goldfarb / Chuck Garske / Lisa Patel
Okapi Partners
(212) 297-0720
info@okapipartners.com

Media Contact:
Mark Semer / Grace Cartwright
Gasthalter & Co.
Tel: (212) 257-4170
DianaShipping@gasthalter.com

DIANA SHIPPING INC. FOCUSES PROXY CONTEST ON ELECTION OF JENS ISMAR AND PAUL CORNELL TO GENCO SHIPPING & TRADING BOARD

Decision to Withdraw Four Nominees Reflects Diana's Commitment to Providing Shareholders an Opportunity to Affect Meaningful Change on the Genco Board

Ismar and Cornell Bring a Fresh Perspective to the Genco Board with Decades of Proven Experience as Seasoned Drybulk Executives and Board Members

Calls on Genco Shareholders to Vote the GOLD Universal Proxy Card "FOR" Jens Ismar and Paul Cornell and "WITHHOLD" on Genco Nominees Basil G. Mavroleon and Arthur L. Regan

Athens, Greece – June 8, 2026 – Diana Shipping Inc. (NYSE: DSX) (“Diana” or “the Company”), a global shipping company specializing in the ownership and bareboat charter-in of dry bulk vessels that is the largest shareholder of Genco Shipping & Trading Limited (NYSE: GNK) (“Genco”), today announced that it is focusing its proxy contest on the election of two of its nominees to the Genco Board of Directors (the "Genco Board") — Jens Ismar and Paul Cornell — and recommends that shareholders vote "WITHHOLD" on Genco nominees Basil G. Mavroleon and Arthur L. Regan in connection with Genco's 2026 Annual Meeting of Shareholders (the "Annual Meeting") on June 18, 2026.

This decision reflects Diana's belief that, regardless of the outcome of its offer, change is needed on the Genco Board, and Mr. Ismar and Mr. Cornell are highly qualified, independent drybulk executives whose experience is directly relevant to challenges and opportunities facing Genco. Diana believes they can make significant positive contributions to the Board's activities, working collaboratively alongside tenured directors.

Diana is withdrawing the nominations of Gustave Brun-Lie, Chao Sih Hing Francois, Viktoria Poziopoulou and Quentin Soanes.

Semiramis Paliou, Diana's Chief Executive Officer, commented:

“We urge Genco shareholders to strongly consider effecting change on the Genco Board in this way and ensuring that there are voices on the Board open to exploring all value creation opportunities for the Genco shareholders. Further, we urge Genco shareholders to follow the recommendation of Institutional Shareholder Services Inc. (“ISS”) and vote against Genco’s overly aggressive poison pill. ISS's recognition that the pill be removed is a meaningful validation of the concerns we have raised throughout this campaign.

"Jens Ismar and Paul Cornell are two highly experienced drybulk shipping executives who would be exceptional Genco directors. They are regarded as collaborative and constructive business leaders and, collectively, bring decades of hands-on experience operating fleets, executing transactions, growing companies, and creating value for shareholders. If elected, Jens and Paul would join four continuing Genco directors and together bring fresh, independent perspectives into the boardroom while preserving the experience of tenured directors already in place.

"We thank Gustave Brun-Lie, Chao Sih Hing Francois, Viktoria Poziopoulou and Quentin Soanes for their willingness to serve and their commitment to Genco shareholders throughout this process. Each brought deep and directly relevant experience to this effort, and Diana is grateful for their participation.”

By focusing its slate on the election of Jens Ismar and Paul Cornell, Diana is making clear that its $24.80 per share all-cash offer is inextricably linked to the outcome of the Annual Meeting. If they are not elected, Diana will have no choice but to reassess the continuation of its offer.

Neither Mr. Ismar nor Mr. Cornell has any financial relationship with Diana. Both were chosen for what they have accomplished in the drybulk industry and their ability to act as genuinely independent directors committed to maximizing value for all Genco shareholders. Information regarding Mr. Ismar and Mr. Cornell can be found below and at www.CashforGenco.com/about-the-nominees.

Diana is updating its GOLD universal proxy card to reflect its updated slate and recommendation that shareholders vote “FOR” Jens Ismar and Paul Cornell and WITHHOLD on Genco nominees Basil G. Mavroleon and Arthur L. Regan.

Shareholders who have already voted on the previously circulated GOLD card for Mr. Ismar and Mr. Cornell do not need to take any additional action — votes for Ismar and Cornell will be counted. Shareholders who have voted the WHITE card can change their vote by signing, dating and returning the GOLD universal proxy card. Only the latest-dated proxy will count. Please act as soon as possible —the Annual Meeting is on June 18, 2026, and the tender offer expires at 5:00 p.m., New York City time, on June 26, 2026, unless further extended.

For additional information about Diana's nominees, its case for change, and other materials related to its proxy campaign, please visit www.CashforGenco.com.

For assistance voting or tendering shares, contact Diana’s proxy solicitor and information agent, Okapi Partners LLC, toll-free at (855) 305-0857 or by email at info@okapipartners.com.

About Jens Ismar and Paul Cornell

Jens Ismar served as CEO of Western Bulk for 11 years, growing the operated fleet from 60 to 150 vessels and leading the company's listing on the Oslo Stock Exchange. He has served on the boards of multiple public shipping companies and has been directly involved in driving shareholder value through active board engagement, including the sale of Ocean Yield to KKR at a 26% premium to market. He currently serves as a director of Awilco LNG. His combination of operational leadership, commercial experience and public company board service is directly relevant to the decisions facing the Genco Board.

Paul Cornell co-founded Quintana Maritime in 2005, grew it into one of the world's largest drybulk carrier companies and sold it for a significant return to investors. He subsequently co-founded a second Quintana entity, grew it to approximately 14 drybulk carriers and sold it to Golden Ocean. He also managed the exit of a substantial portfolio of company investments through Quintana Capital. His experience building, growing and realizing value from drybulk shipping companies across multiple market cycles is precisely the perspective the Genco Board has been missing.

About Diana Shipping Inc.

Diana Shipping Inc. (“Diana”) (NYSE: DSX) is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. Diana’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

About Star Bulk Carriers Corp.

Star Bulk Carriers Corp. (“Star Bulk”) is a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector. Star Bulk’s vessels transport major bulks, which include iron ore, minerals and grain, and minor bulks, which include bauxite, fertilizers and steel products. Star Bulk was incorporated in the Marshall Islands on December 13, 2006 and maintains executive offices in Athens, New York, Stamford and Singapore.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this communication and other statements made by Diana or Star Bulk, as applicable, may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of Diana, Star Bulk or their respective management teams, which are other than statements of historical facts.

Diana and Star Bulk desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, Diana’s proposal to acquire Genco and the anticipated benefits of such a transaction, and Diana’s ability to finance such transaction. Forward looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release and in other statements made by Diana or Star Bulk, as applicable, are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in Diana’s or Star Bulk’s records, Genco’s public filings and disclosures and data available from third parties. Although Diana or Star Bulk, as applicable, believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond their control, Diana or Star Bulk, as applicable, cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

The forward-looking statements in this communication are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s Board of Directors or management may continue to oppose the proposal or not respond to further attempted engagement by Diana; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of Diana, Star Bulk or Genco; (vi) the possibility that shareholders of Genco will not elect to tender their shares of common stock of Genco in connection with the Offer (as defined below) or that the conditions to consummation of the Offer are not satisfied; and (vii) general economic, market, and industry conditions. These and other risks are described in documents filed by Diana with, or furnished by Diana to, the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC, and are described in documents filed by Star Bulk with, or furnished by Star Bulk to, the SEC, including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC. Neither Diana nor Star Bulk undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Important Additional Information and Where to Find It

Diana and certain other Participants (as defined below) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of Diana’s director nominees to the board of directors of Genco at Genco’s 2026 Annual Meeting, the passage of Diana’s proposal to repeal, at Genco’s 2026 Annual Meeting, by-laws of Genco not publicly disclosed by Genco on or prior to August 28, 2025 and a proposal that the board of directors of Genco conduct a process to explore strategic alternatives (such definitive proxy statement and the accompanying universal GOLD proxy card are available here).

Shareholders of Genco are strongly advised to read the Participants’ proxy statement and other proxy materials, including the accompanying GOLD proxy card, as they become available because they will contain important information. The Participants’ definitive proxy statement, and other proxy materials when filed, are available at no charge on the SEC’s website at www.sec.gov.

The definitive proxy statement and other relevant documents filed by Genco with the SEC are also available, without charge, by directing a request to Diana’s proxy solicitor, Okapi Partners LLC, at its toll-free number (855) 305-0857 or via email at info@okapipartners.com.

Certain Information Regarding Participants in the Solicitation

The participants in the proxy solicitation (the “Participants”) are Diana; Semiramis Paliou, Director and Chief Executive Officer of Diana; Simeon Palios, Director and Chairman of Diana; Ioannis G. Zafirakis, Director and President of Diana; Maria Dede, co-Chief Financial Officer and Treasurer of Diana; Margarita Veniou, Chief Corporate Development, Governance & Communications Officer and Secretary of Diana; Evangelos Sfakiotakis, Chief Technical Investment Officer of Diana; Maria-Christina Tsemani, Chief People and Culture Officer of Diana; Anastasios Margaronis, Director of Diana; Kyriacos Riris, Director of Diana; Apostolos Kontoyannis, Director of Diana; Eleftherios Papatrifon, Director of Diana; Simon Frank Peter Morecroft, Director of Diana; and Jane Sih Ho Chao, Director of Diana; Diana’s nominees, Jens Ismar and Paul Cornell; Star Bulk Carriers Corp. (“Star Bulk”); Petros Pappas, Director and Chief Executive Officer of Star Bulk; and Hamish Norton, President of Star Bulk.

As of the date hereof, Diana is the beneficial owner of 6,264,548 shares of Genco common stock, representing approximately 14.4% of the outstanding shares of common stock of Genco. As of the date hereof, none of Semiramis Paliou, Simeon Palios, Ioannis G. Zafirakis, Maria Dede, Margarita Veniou, Evangelos Sfakiotakis, Maria-Christina Tsemani, Anastasios Margaronis, Kyriacos Riris, Apostolos Kontoyannis, Eleftherios Papatrifon, Simon Frank Peter Morecroft, Jane Sih Ho Chao, Jens Ismar, Paul Cornell, Star Bulk, Petros Pappas, or Hamish Norton beneficially owns any Genco common stock.

Information Regarding the Offer

On May 4, 2026, Diana commenced a tender offer (the “Offer”), through its wholly owned subsidiary 4 Dragon Merger Sub Inc., to purchase all outstanding shares of Genco common stock at $23.50 per share in cash. On May 27, 2026, Diana (i) increased the offer price from $23.50 per share in cash to $24.80 per share in cash, and (ii) extended the expiration of the Offer to 5:00 p.m., New York City time, on June 26, 2026, unless further extended. To the extent that Genco declares a cash dividend or other distribution on the Genco shares, the offer price will be reduced by the amount payable per share.

The Offer is conditioned upon, among other things: (i) Genco entering into a definitive merger agreement with Diana substantially in the form of the merger agreement included with the Offer documents; (ii) Genco shareholders validly tendering a majority of Genco's outstanding shares on a fully diluted basis; (iii) the termination or inapplicability of Genco's shareholder rights plan; (iv) the Genco Board's approval of the transaction under certain affiliate transaction provisions in Genco’s charter and (v) other customary conditions. Satisfaction of the merger agreement condition, the shareholder rights plan condition and the affiliate transaction condition is solely within the control of Genco and the members of the Genco Board.

If the Offer is successfully completed, Diana intends to consummate a second-step merger as promptly as practicable, in which any remaining Genco shareholders who did not tender their shares in the Offer would receive the same $24.80 per share in cash that was paid in the Offer. As a result, if the Offer is completed and the second-step merger is consummated, all Genco shareholders — whether or not they tender their shares — would receive $24.80 per share in cash. Importantly, shareholders who tender in the Offer may receive their cash sooner than those whose shares are acquired in the second-step merger.

The Offer to Purchase and related Letter of Transmittal are being mailed to Genco shareholders and will be filed with the U.S. Securities and Exchange Commission. Copies of these materials will be available at no charge on the SEC's website at www.sec.gov.

Questions and requests for assistance regarding the Offer may be directed to Okapi Partners LLC, the information agent for the Offer, toll-free at (855) 305-0857 or by email at info@okapipartners.com.